Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Fiscal 2022 Second-Quarter Results

OVERLAND PARK, Kan. (May 5, 2022) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today reported fiscal 2022 second-quarter results.

Fiscal 2022 Second-Quarter and Recent Highlights

•Achieved revenue of $449 million, an increase of 5% year over year; profitability tempered by higher distribution and production costs
•Plant Nutrition pricing increased year over year, reflecting global fertilizer supply-demand conditions
•Announced substantial expansion of anticipated annual lithium production capacity to approximately 30 to 40 kMT lithium carbonate equivalent (LCE) from prior range of approximately 20 to 25 kMT LCE
•Completed the sale of the company's South America chemicals business in April 2022 for cash proceeds of approximately $51 million; proceeds applied toward debt reduction
•Also in April 2022, received the maximum earnout payment of approximately $18.5 million associated with the July 2021 sale of the company's South America specialty plant nutrition business; proceeds applied toward debt reduction

All amounts in this press release represent results from continuing operations, except for amounts pertaining to the condensed consolidated statements of cash flows which include results from South America and North American micronutrient discontinued operations, unless otherwise noted.

Results

(From continuing operations; in millions, except per share data)	Three Months Ended March 31, 2022	Six Months Ended March 31, 2022
Revenue	$448.5	$780.0
Operating earnings	20.0	40.4
Adjusted EBITDA[1]	64.8	123.2
Net loss	(29.0)	(21.1)
Net loss per diluted share	(0.85)	(0.62)
Adjusted net earnings[1]	11.6	24.6
Adjusted net earnings[1] per diluted share	0.33	0.71

“Compass Minerals delivered year-over-year revenue growth during the quarter, in large part enabled by our expanded Salt commitments and strong Plant Nutrition pricing. Unfortunately, intensifying inflationary pressures – particularly related to escalating fuel surcharges – and ongoing SOP production challenges continued to compress profitability to levels below what I
1    Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

Compass Minerals Reports Second Quarter Earnings

believe is our normalized earnings potential,” said Kevin S. Crutchfield, president and CEO. “We are focused on mitigating the impact of these challenges to the extent possible through continued pricing actions, executing a successful North America highway salt bid season, balancing production volumes with expected demand to improve margin capture, and targeted productivity initiatives. Despite these persistent cost headwinds, we continue to advance our position as a premier essential minerals company through our efforts to expand into select, high-value adjacent markets to create long-term value for our shareholders.”

Fiscal 2022 second-quarter consolidated revenue grew 5% year over year, driven primarily by an increase in highway deicing sales volumes of 6%, an 8% improvement in consumer and industrial (C&I) sales volumes, and higher Plant Nutrition and C&I pricing. Consolidated operating earnings for the fiscal 2022 second quarter decreased $56.0 million to $20.0 million year over year, primarily driven by higher distribution and production costs, and includes an accrued contingent loss and legal costs related to the SEC investigation. Adjusted EBITDA was lower by $47.7 million over the same period, to $64.8 million, primarily due to higher distribution and production costs.

Salt Segment Summary
Salt segment fiscal 2022 second-quarter revenue totaled $391.3 million, up 6% year over year, reflecting a 6% increase in sales volumes primarily driven by higher North America highway bid season commitments. Both the highway deicing and C&I businesses delivered volume growth during the period, amid average snow events in the company's primary North American markets. Salt segment average sales price was flat year over year with a 3% decline in highway deicing average sales price partially offset by a 9% increase in C&I average sales price. Broad-based price increases were implemented across most C&I product categories, primarily in response to the high-inflation environment.

Salt segment operating earnings in the fiscal 2022 second quarter decreased $42.3 million to $49.3 million year over year, while EBITDA declined $44.1 million to $65.5 million over the same period. Salt segment operating margin was 13% in the fiscal 2022 second quarter, down from 25% in the prior year, and EBITDA margin decreased to 17% from 30% over the same period, primarily due to higher distribution and production costs and lower highway deicing pricing.

Winter Weather Effect
As previously announced, Compass Minerals reported 114 snow events1 during the fiscal 2022 second quarter in the 11 cities the company tracks, compared to 100 snow events during the prior-year comparable period and the ten-year average of 104 events. The company's estimates of the impact of these variations from average winter weather on fiscal 2022 second-quarter and first-half sales and operating earnings are detailed below.

1    The number of snow events reported may not directly correlate to Compass Minerals’ results due to a variety of factors, including the relative significance to the company of the cities represented, customer inventory levels and the timing of snow events. The snow event data referenced should be used only as an indicator of the year-to-year variations in winter weather conditions in these cities.

Compass Minerals Reports Second Quarter Earnings

Compass Minerals Reports Second Quarter Earnings

Estimated Effect of Winter Weather on Salt Segment Performance (dollars in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Favorable (unfavorable) to average weather: Sales	$(1) to $(5)	$28 to $33	$(27) to $(31)	$(32) to $(37)
Operating earnings	$(0) to $(3)	$11 to $14	$(5) to $(11)	$(11) to $(13)

Plant Nutrition Segment Summary
Plant Nutrition segment fiscal 2022 second-quarter revenue totaled $54.3 million, up 1% year over year, driven by a 28% increase in average sales price and largely offset by lower sales volumes. Fiscal 2022 second-quarter operating earnings decreased $0.9 million year over year to $4.4 million, while EBITDA totaled $13.2 million compared to $14.1 million in the prior-year period, as favorable pricing was offset by higher per-unit costs and lower production volumes. Fiscal 2022 second-quarter operating margin was 8% compared to 10% in the prior year and EBITDA margin was 24% compared to 26% in the prior year.

Cash Flow
Net cash provided from operating activities amounted to $145.9 million for the six months ended March 31, 2022, down $41.0 million year over year.

Net cash used in investing activities was $88.4 million for the six months ended March 31, 2022, up $49.2 million year over year, primarily driven by payments related to the previously announced acquisition of an additional ownership interest in Fortress North America, a next-generation fire retardant company, and a $3.3 million increase in capital spending during the period compared to the prior-year period.

Net cash used by financing activities was $25.9 million for the six months ended March 31, 2022, down $92.3 million year over year, reflecting a combination of lower cash flows from operations and higher investment activities, partially offset by a reduction in dividends paid.

The company ended the quarter with $312.2 million of liquidity, which includes $55.0 million in cash and cash equivalents and $257.2 million of availability under its $300 million revolving credit facility.

Outlook
The company has lowered its estimate of fiscal 2022 consolidated adjusted EBITDA to a range of $170 million to $200 million from its previously announced range of $200 million to $235 million, largely due to escalating fuel surcharges across all transportation modes in its Salt segment and continued SOP production yield challenges. These impacts are expected to only be partially offset by higher pricing in Plant Nutrition and targeted productivity initiatives.

Compass Minerals Reports Second Quarter Earnings

FISCAL 2022 Guidance (for continuing operations):
	2H FY22	FY22
Consolidated
Adjusted EBITDA		$170 million to $200 million
Salt Segment
Volume		12.2 million to 12.7 million tons
Revenue	$300 million to $340 million
EBITDA	$60 million to $75 million
Plant Nutrition Segment
Volume		270,000 to 290,000 tons
Revenue	$95 million to $110 million
EBITDA	$25 million to $35 million
Corporate
Corporate and other expense[1]		$65 million to $70 million
Interest expense		$55 million to $60 million
Depreciation, depletion and amortization		$110 million to $115 million
Capital expenditures		$100 million to $110 million
Effective tax rate[2]		~30%
1 Excludes depreciation, amortization and stock-based compensation.
2 Excludes tax expense from valuation allowance.

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Friday, May 6, at 8:30 a.m. ET. To access the conference call, interested parties should visit the company’s website at compassminerals.com or dial 1-888-550-5768. Callers must provide the conference ID number 3632674. Outside of the U.S. and Canada, callers may dial 1-646-960-0469. An audio replay of the call will be available on the company’s website.

A corporate presentation with fiscal 2022 second-quarter performance results will also be available at investors.compassminerals.com.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is a minority owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Compass Minerals Reports Second Quarter Earnings

Investor Contact	Media Contact
Douglas Kris	Rick Axthelm
Senior Director of Investor Relations	Chief Public Affairs and Sustainability Officer
+1.917.797.4967	+1.913.344.9198
krisd@compassminerals.com	MediaRelations@compassminerals.com

Forward-Looking Statements and Other Disclaimers
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company's lithium production capacity; earnings potential; ability to mitigate challenges; bid season; productivity initiatives; efforts to expand and create value; fuel surcharges; production challenges; ability to improve margin capture; pricing; and the company’s outlook for the second half of fiscal 2022 and fiscal 2022, including its expectations regarding adjusted EBITDA, volume, revenue, EBITDA, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) inflation, the cost and availability of transportation for the distribution of the company’s products and foreign exchange rates, (iii) pressure on prices and impact from competitive products, (iv) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, (v) the risk that the company may not realize the expected financial or other benefits from the proposed development of its lithium mineral resource or its investment in Fortress North America, and (vi) impacts of the COVID-19 pandemic. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Transition Report on Form 10-KT for the transition period ended Sept. 30, 2021 and its Quarterly Reports on Form 10-Q for the quarters ended Dec. 31, 2021 and March 31, 2022 filed or to be filed with the SEC, as well as the company's other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

The company has completed an initial assessment to define the lithium resource at Compass Minerals’ existing operations in accordance with applicable SEC regulations, including Subpart 1300. Pursuant to Subpart 1300, mineral resources are not mineral reserves and do not have demonstrated economic viability. The company’s mineral resource estimates, including estimates of the lithium resource, are based on many factors, including assumptions regarding extraction rates and duration of mining operations, and the quality of in-place resources. For example, the process technology for commercial extraction of lithium from brines with low lithium and high impurity (primarily magnesium) is still developing. Accordingly, there is no certainty that all or any part of the lithium mineral resource identified

Compass Minerals Reports Second Quarter Earnings

by the company’s initial assessment will be converted into an economically extractable mineral reserve.

Non-GAAP Measures
In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses a variety of non-GAAP financial measures described below to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.

Management uses EBITDA, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. Management also uses adjusted operating earnings, adjusted operating margin, adjusted net earnings, and adjusted net earnings per diluted share, which eliminate the impact of certain items that management does not consider indicative of underlying operating performance. The presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. Management believes these non-GAAP financial measures provide management and investors with additional information that is helpful when evaluating underlying performance. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA and Adjusted EBITDA margin exclude certain cash and non-cash items, including stock-based compensation. Consequently, any measure that excludes these elements has material limitations. The non-GAAP financial measures used by management should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. These measures are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the method of calculation. The calculation of non-GAAP financial measures as used by management is set forth in the following tables. All margin numbers are defined as the relevant measure divided by sales. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company’s results.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for Adjusted Net Earnings (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Net (loss) earnings from continuing operations	$(29.0)	$41.9	$(21.1)	$56.6
Executive transition costs, net of tax(1)	0.4	—	3.2	—
Accrued loss and legal costs related to SEC investigation, net of tax(2)	12.2	2.0	14.5	3.2
Deferred tax valuation allowance(3)	28.0	—	28.0	—
Adjusted net earnings from continuing operations	$11.6	$43.9	$24.6	$59.8

Net (loss) earnings from continuing operations per diluted share	$(0.85)	$1.21	$(0.62)	$1.64
Adjusted net earnings from continuing operations per diluted share	$0.33	$1.27	$0.71	$1.73
Weighted-average common shares outstanding (in thousands):
Diluted	34,113	34,012	34,100	33,994
(1)    The company incurred severance and other costs related to executive transition of $0.5 million and $3.8 million ($0.4 million and $3.2 million net of tax) for the three and six months ended March 31, 2022, respectively.
(2)    The company booked a contingent loss accrual and incurred costs related to the ongoing SEC investigation of $13.6 million and $2.8 million ($12.2 million and $2.0 million net of tax) in the three months ended March 31, 2022 and 2021, respectively, and $16.7 million and $4.4 million ($14.5 million and $3.2 million net of tax) for the six months ended March 31, 2022 and 2021, respectively.
(3)    The company recognized a valuation allowance for certain deferred tax assets due to their uncertainty of being realized.

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Operating earnings	$20.0	$76.0	$40.4	$104.1
Executive transition costs(1)	0.5	—	3.8	—
Accrued loss and legal costs related to SEC investigation(2)	13.6	2.8	16.7	4.4
Adjusted operating earnings	$34.1	$78.8	$60.9	$108.5
Sales	448.5	425.5	780.0	734.7
Operating margin	4.5%	17.9%	5.2%	14.2%
Adjusted operating margin	7.6%	18.5%	7.8%	14.8%
(1)    The company incurred severance and other costs related to executive transition.
(2)    The company recorded a contingent loss accrual and incurred costs related to the ongoing SEC investigation.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Net (loss) earnings from continuing operations	$(29.0)	$41.9	$(21.1)	$56.6
Interest expense	13.9	15.7	27.8	31.2
Income tax expense	30.4	16.0	29.2	7.6
Depreciation, depletion and amortization	27.9	29.9	56.2	60.0
EBITDA from continuing operations	43.2	103.5	92.1	155.4
Adjustments to EBITDA from continuing operations:
Stock-based compensation - non cash	4.5	3.8	7.7	5.9
Loss on foreign exchange	3.0	2.1	2.6	8.3
Executive transition costs(1)	0.5	—	4.3	—
Accrued loss and legal costs related to SEC investigation(2)	13.6	2.8	16.7	4.4
Other expense (income), net	—	0.3	(0.2)	0.5
Adjusted EBITDA from continuing operations	64.8	112.5	123.2	174.5
Adjusted EBITDA from discontinued operations	7.3	10.7	15.9	36.4
Adjusted EBITDA including discontinued operations	$72.1	$123.2	$139.1	$210.9
(1)    The company incurred severance and other costs related to executive transition.
(2)    The company recorded a contingent loss accrual and incurred costs related to the ongoing SEC investigation.

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Sales	$391.3	$369.0	$665.2	$597.5
Operating earnings	$49.3	$91.6	$88.7	$136.1
Operating margin	12.6%	24.8%	13.3%	22.8%
EBITDA(1)	$65.5	$109.6	$121.1	$171.5
EBITDA(1) margin	16.7%	29.7%	18.2%	28.7%
Sales volumes (in thousands of tons):
Highway deicing	4,815	4,550	7,622	6,754
Consumer and industrial	516	478	1,149	1,057
Total salt	5,331	5,028	8,771	7,811
Average sales prices (per ton):
Highway deicing	$62.31	$64.00	$60.85	$62.44
Consumer and industrial	$176.86	$162.70	$175.28	$166.32
Total salt	$73.39	$73.38	$75.84	$76.49
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for Salt Segment EBITDA (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Reported GAAP segment operating earnings	$49.3	$91.6	$88.7	$136.1
Depreciation, depletion and amortization	16.2	18.0	32.4	35.4
Segment EBITDA	$65.5	$109.6	$121.1	$171.5
Segment sales	391.3	369.0	665.2	597.5
Segment EBITDA margin	16.7%	29.7%	18.2%	28.7%

Plant Nutrition Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Sales	$54.3	$53.7	$108.9	$131.9
Operating earnings	$4.4	$5.3	$13.9	$8.6
Operating margin	8.1%	9.9%	12.8%	6.5%
EBITDA(1)	$13.2	$14.1	$31.5	$26.4
EBITDA(1) margin	24.3%	26.3%	28.9%	20.0%
Sales volumes (in thousands of tons)	74	94	157	237
Average sales price (per ton)	$736	$573	$696	$558
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Plant Nutrition Segment EBITDA (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Reported GAAP segment operating earnings	$4.4	$5.3	$13.9	$8.6
Depreciation, depletion and amortization	8.8	8.8	17.6	17.8
Segment EBITDA	$13.2	$14.1	$31.5	$26.4
Segment sales	54.3	53.7	108.9	131.9
Segment EBITDA margin	24.3%	26.3%	28.9%	20.0%

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Sales	$448.5	$425.5	$780.0	$734.7
Shipping and handling cost	160.1	123.1	255.8	198.8
Product cost	223.8	194.0	399.7	369.0
Gross profit	64.6	108.4	124.5	166.9
Selling, general and administrative expenses	44.6	32.4	84.1	62.8
Operating earnings	20.0	76.0	40.4	104.1
Other expense:
Interest expense	13.9	15.7	27.8	31.2
Loss on foreign exchange	3.0	2.1	2.6	8.3
Other expense, net	1.7	0.3	1.9	0.4
Earnings from continuing operations before income taxes	1.4	57.9	8.1	64.2
Income tax expense from continuing operations	30.4	16.0	29.2	7.6
Net (loss) earnings from continuing operations	(29.0)	41.9	$(21.1)	$56.6
Net earnings (loss) from discontinued operations	16.9	(256.3)	11.4	(242.9)
Net loss	$(12.1)	$(214.4)	$(9.7)	$(186.3)

Basic net (loss) earnings from continuing operations per common share	$(0.85)	$1.22	$(0.62)	$1.64
Basic net earnings (loss) from discontinued operations per common share	0.49	(7.54)	0.33	(7.15)
Basic net loss per common share	$(0.36)	$(6.32)	$(0.29)	$(5.50)

Diluted net (loss) earnings from continuing operations per common share	$(0.85)	$1.21	$(0.62)	$1.64
Diluted net earnings (loss) from discontinued operations per common share	0.49	(7.54)	0.33	(7.15)
Diluted net loss per common share	$(0.36)	$(6.32)	$(0.29)	$(5.50)
Weighted-average common shares outstanding (in thousands):(1)
Basic	34,103	33,974	34,081	33,966
Diluted	34,113	34,012	34,100	33,994
(1)Weighted participating securities include RSUs and PSUs that receive non-forfeitable dividends and consist of 407,000 and 419,000 weighted participating securities for the three and six months ended March 31, 2022, respectively, and 445,000 and 411,000 weighted participating securities for the three and six months ended March 31, 2021, respectively.

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	March 31,	Sept. 30,
	2022	2021
ASSETS
Cash and cash equivalents	$44.9	$18.1
Receivables, net	197.3	132.8
Inventories	210.7	321.7
Current assets held for sale	11.0	9.9
Other current assets	58.3	48.9
Property, plant and equipment, net	821.1	830.5
Intangible and other noncurrent assets	303.9	269.0
Total assets	$1,647.2	$1,630.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$—	$—
Current liabilities held for sale	12.5	9.6
Other current liabilities	211.7	185.8
Long-term debt, net of current portion	922.2	935.4
Deferred income taxes and other noncurrent liabilities	214.3	207.0
Total stockholders' equity	286.5	293.1
Total liabilities and stockholders' equity	$1,647.2	$1,630.9

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Six Months Ended March 31,
	2022	2021
Net cash provided by operating activities(1)	$145.9	$186.9

Cash flows from investing activities:
Capital expenditures(2)	(43.5)	(40.2)
Equity method investments	(46.3)	(2.8)
Other, net	1.4	3.8

Net cash used in investing activities	(88.4)	(39.2)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	221.3	162.0
Principal payments on revolving credit facility borrowings	(280.7)	(262.2)
Proceeds from issuance of long-term debt	50.8	119.5
Principal payments on long-term debt	(5.9)	(87.6)
Dividends paid	(10.5)	(49.0)
Deferred financing costs	—	(0.1)
Proceeds from stock option exercised	0.2	0.2
Shares withheld to satisfy employee tax obligations	(0.5)	(0.1)
Other, net	(0.6)	(0.9)

Net cash used in financing activities	(25.9)	(118.2)
Effect of exchange rate changes on cash and cash equivalents	2.4	—
Net change in cash and cash equivalents	34.0	29.5
Cash and cash equivalents, beginning of the year	21.0	34.1

Cash and cash equivalents, end of period	55.0	63.6
Less: cash and cash equivalents included in current assets held for sale	(10.1)	(20.8)
Cash and cash equivalents of continuing operations, end of period	$44.9	$42.8
(1)Includes cash flows provided by (used in) discontinued operations of $5.3 million and $(5.4) million in 2022 and 2021, respectively.
(2)Includes capital expenditures of $1.2 million and $5.3 million related to discontinued operations in 2022 and 2021, respectively.

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended March 31, 2022	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$391.3	$54.3	$2.9	$448.5
Intersegment sales	—	0.7	(0.7)	—
Shipping and handling cost	153.4	6.7	—	160.1
Operating earnings (loss)(2)	49.3	4.4	(33.7)	20.0
Depreciation, depletion and amortization	16.2	8.8	2.9	27.9
Total assets (as of end of period)	925.4	444.4	266.4	1,636.2

Three Months Ended March 31, 2021	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$369.0	$53.7	$2.8	$425.5
Intersegment sales	—	0.5	(0.5)	—
Shipping and handling cost	115.4	7.7	—	123.1
Operating earnings (loss)(2)	91.6	5.3	(20.9)	76.0
Depreciation, depletion and amortization	18.0	8.8	3.1	29.9
Total assets (as of end of period)	901.4	481.9	191.4	1,574.7

Six Months Ended March 31, 2022	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$665.2	$108.9	$5.9	$780.0
Intersegment sales	—	3.1	(3.1)	—
Shipping and handling cost	241.8	14.0	—	255.8
Operating earnings (loss)(2)	88.7	13.9	(62.2)	40.4
Depreciation, depletion and amortization	32.4	17.6	6.2	56.2

Six Months Ended March 31, 2021	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$597.5	$131.9	$5.3	$734.7
Intersegment sales	—	2.9	(2.9)	—
Shipping and handling cost	179.3	19.5	—	198.8
Operating earnings (loss)(2)	136.1	8.6	(40.6)	104.1
Depreciation, depletion and amortization	35.4	17.8	6.8	60.0
(1)    Corporate and other includes corporate entities, records management operations, equity method investments and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, lithium-related expenditures, as well as costs for the human resources, information technology, legal and finance functions.
(2)    Corporate operating results for the three and six months ended March 31, 2022 include executive transition costs of $0.5 million and $3.8 million, respectively, and a contingent loss accrual and costs related to the ongoing SEC investigation of $13.6 million and $16.7 million, respectively. Corporate operating results include costs related to the ongoing SEC investigation of $2.8 million and $4.4 million for the three and six months ended March 31, 2021, respectively.